UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Western Asset Variable Rate Strategic Fund Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESTERN ASSET VARIABLE RATE STRATEGIC FUND INC.

55 Water Street, New York, New York 10041

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 6, 2009

To the Stockholders:

The Annual Meeting of Stockholders (the "Meeting") of Western Asset Variable Rate Strategic Fund Inc. (the "Fund") will be held at 620 Eighth Avenue, 49th Floor, New York, New York, on Friday, February 20, 2009 at 3:00 p.m., Eastern Standard Time, for the purposes of considering and voting upon the following:

1. The election of Directors (Proposal 1);

2. If properly before the Meeting, a stockholder proposal regarding open-ending or liquidating the Fund (Proposal 2);

3. If properly before the Meeting, a stockholder proposal regarding a self-tender offer (Proposal 3);

4. If properly before the Meeting, a stockholder proposal regarding the Fund's investment management agreement and subadvisory agreement (Proposal 4); and

5. Any other business that may properly come before the Meeting or any adjournments or postponements thereof.

The Board recommends that you vote "FOR" Proposal 1 and "AGAINST" Proposals 2, 3 and 4.

The close of business on December 15, 2008 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments or postponements thereof.

By Order of the Board of Directors,

Robert I. Frenkel
Secretary

To avoid the unnecessary expense of further solicitation, we urge you to indicate voting instructions on the enclosed proxy, date and sign it and return it promptly in the envelope provided, no matter how large or how small your holdings may be.

Instructions for Signing Proxy Cards

The following general rules for signing proxy cards may be of assistance to you and avoid the time and expense to the Fund involved in validating your vote if you fail to sign your proxy card properly.

1. Individual Accounts: Sign your name exactly as it appears in the registration on the proxy card.

2. Joint Accounts: Either party may sign, but the name of the party signing should conform exactly to a name shown in the registration.

3. All Other Accounts: The capacity of the individual signing the proxy card should be indicated unless it is reflected in the form of registration. For example:

Registration		Valid Signature
Corporate Accounts

(1)	ABC Corp.	ABC Corp. (by John Doe, Treasurer)

(2)	ABC Corp.	John Doe, Treasurer

(3)	ABC Corp., c/o John Doe, Treasurer	John Doe

(4)	ABC Corp. Profit Sharing Plan	John Doe, Trustee

Trust Accounts

(1)	ABC Trust	Jane B. Doe, Trustee

(2)	Jane B. Doe, Trustee, u/t/d 12/28/78	Jane B. Doe

Custodial or Estate Accounts

(1)	John B. Smith, Cust., f/b/o John B. Smith, Jr. UGMA	John B. Smith

(2)	John B. Smith	John B. Smith, Jr., Executor

WESTERN ASSET VARIABLE RATE STRATEGIC FUND INC.

55 Water Street, New York, New York 10041

PROXY STATEMENT

This proxy statement is furnished in connection with a solicitation by the Board of Directors of Western Asset Variable Rate Strategic Fund Inc. (the "Fund") of proxies to be used at the Annual Meeting of Stockholders of the Fund to be held at 620 Eighth Avenue, 49th Floor, New York, New York, on Friday, February 20, 2009 at 3:00 p.m., Eastern Standard Time, and at any adjournment or adjournments thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

This proxy statement and the accompanying materials are first being mailed to stockholders on or about January 6, 2009.

The Fund is organized as a Maryland corporation and is a registered investment company.

Stockholders of record at the close of business on December 15, 2008 (the "Record Date") are entitled to vote at the Meeting. Stockholders of the Fund are entitled to one vote for each share held.

At the close of business on December 15, 2008, 8,323,434 shares of the Fund were outstanding, and the net assets of the Fund as of that date were $106,555,434.

Legg Mason Partners Fund Advisor, LLC ("LMPFA"), whose principal business address is 100 Light Street, Baltimore, Maryland 21202, is the Fund's investment manager. Pursuant to a subadvisory agreement with LMPFA, Western Asset Management Company ("Western Asset") is the Fund's subadviser. Western Asset Management Company Limited ("WAML") is also a sub-adviser and provides certain advisory services to the Fund relating to currency transactions and investments in non-U.S. dollar-denominated securities. LMPFA, Western Asset and WAML are wholly-owned subsidiaries of Legg Mason, Inc. ("Legg Mason").

Even if you plan to attend the Meeting, please sign, date and return the enclosed proxy card, or provide voting instructions by telephone or over the Internet. If you vote by telephone or over the Internet, you will be asked to enter a unique code that has been assigned to you, which is printed on your proxy card. This code is designed to confirm your identity, provide access into the voting sites and confirm that your instructions are properly recorded.

All properly executed proxies received prior to the Meeting will be voted at the Meeting. On the matters coming before the Meeting as to which a stockholder has specified a choice on that stockholder's proxy, the shares will be voted accordingly. If a proxy is properly executed and returned and no choice is specified with respect to one or more proposals, the shares will be voted "FOR" Proposal 1 and "AGAINST" Proposals 2, 3 and 4. Stockholders who execute proxies or provide voting instructions by telephone or over the Internet may revoke them with respect to any or all proposals at any time before a vote is taken on a proposal by filing with the Fund a written notice of revocation (addressed to the Chairman of the Fund, c/o Legg Mason & Co., LLC, 620 Eighth Avenue, 49th Floor, New York, New York 10018), by delivering a duly executed proxy card bearing a later date or by attending the Meeting and voting in person, in all cases prior to the exercise of the authority granted in the proxy card. Merely attending the Meeting, however, will not revoke any previously executed proxy. If you hold shares through a bank, financial institution or other intermediary (each called a "service agent"), please consult your service agent regarding your ability to revoke voting instructions after such instructions have been provided.

Photographic identification will be required for admission to the Meeting.

Annual reports are sent to stockholders of record of the Fund following the Fund's fiscal year end. The Fund will furnish, without charge, a copy of its annual report and most recent semi-annual report succeeding the annual report, if any, to a stockholder upon request. Such requests should be directed to the Fund at 55 Water Street, New York, New York 10041 or by calling toll free at 888-777-0102. Copies of annual and semi-annual reports of the Fund are also available on the EDGAR Database on the Securities and Exchange Commission's Internet site at www.sec.gov.

Please note that only one annual or semi-annual report or proxy statement may be delivered to two or more stockholders of the Fund who share an address, unless the Fund has received instructions to the contrary. To request a separate copy of an annual or semi-annual report or the proxy statement, or for instructions as to how to request a separate copy of these documents or as to how to request a single copy if multiple copies of these documents are received, stockholders should contact the Fund at the address and phone number set forth above.

Vote Required and Manner of Voting Proxies

A quorum of stockholders is required to take action at the Meeting. A majority of the shares of the Fund entitled to vote at the Meeting, represented in person or by proxy, will constitute a quorum of stockholders at the Meeting.

Votes cast by proxy or in person at the Meeting will be tabulated by the inspector of election appointed for the Meeting. The inspector of election, who is an employee of the proxy solicitor engaged by the Fund, will determine whether or not a quorum is present at the Meeting. The inspector of election will treat abstentions and "broker non-votes" (i.e., shares held by brokers or nominees, typically in "street name," as to which proxies have been returned but (a) instructions have not been received from the beneficial owners or persons entitled to vote and (b) the broker or nominee does not have discretionary voting power on a particular matter) as present for purposes of determining a quorum.

If you hold shares directly (not through a broker-dealer, bank or other financial intermediary) and if you return a signed proxy card that does not specify how you wish to vote on a proposal, your shares will be voted "FOR" Proposal 1 and "AGAINST" Proposals 2, 3 and 4.

Broker-dealer firms holding shares of the Fund in "street name" for the benefit of their customers and clients will request the instructions of such customers and clients on how to vote their shares on each Proposal before the Meeting. The New York Stock Exchange (the "NYSE") has taken the position that a broker-dealer that is a member of the NYSE and that has not received instructions from a customer or client prior to the date specified in the broker-dealer firm's request for voting instructions may not vote such customer or client's shares with respect to Proposals 2, 3 and 4. A signed proxy card or other authorization by a beneficial owner of Fund shares that does not specify how the beneficial owner's shares should be voted on a proposal will be deemed an instruction to vote such shares in favor of Proposal 1 and against Proposals 2, 3 and 4.

If you hold shares of the Fund through a service agent that has entered into a service agreement with the Fund, the service agent may be the record holder of your shares. At the Meeting, a service agent will vote shares for which it receives instructions from its customers in accordance with those instructions. A signed proxy card or other authorization by a stockholder that does not specify how the stockholder's shares should be voted on a proposal may be deemed to authorize a service agent to vote such shares in favor of Proposal 1 and against Proposals 2, 3 and 4. Depending on its policies, applicable law or contractual or other restrictions, a service agent may be permitted to vote shares with respect to which it has not received specific voting instructions from its customers. In those cases, the service agent may, but may not be required to, vote such shares in the same proportion as those shares for which the service agent has received voting instructions. This practice is commonly referred to as "echo voting."

If you beneficially own shares that are held in "street name" through a broker-dealer or that are held of record by a service agent and if you do not give specific voting instructions for your shares, they may not be voted at all or, as described above, they may be voted in a manner that you may not intend. Therefore, you are strongly encouraged to give your broker-dealer or service agent specific instructions as to how you want your shares to be voted.

Proposal 1:

•  Directors are elected by a plurality of the votes cast by the holders of shares of the Fund's common stock present in person or represented by proxy at a Meeting at which a quorum is present.

•  For purposes of Proposal 1, abstentions and broker non-votes are not considered "votes cast" and, therefore, do not affect the plurality vote required for the election of Directors.

Proposal 2:

•  If properly presented and if a quorum is present, a majority of the votes cast will decide Proposal 2.

•  Approval of Proposal 2 will occur only if a sufficient number of votes at the Meeting are cast "FOR" that proposal. Abstentions and broker non-votes are not considered "votes cast" and, therefore, do not constitute a vote "FOR" Proposal 2. Abstentions effectively result in a vote "AGAINST" Proposal 2. Any broker non-votes would effectively be treated as a vote "AGAINST" Proposal 2.

Proposal 3:

•  If properly presented and if a quorum is present, a majority of the votes cast will decide Proposal 3.

•  Approval of Proposal 3 will occur only if a sufficient number of votes at the Meeting are cast "FOR" that proposal. Abstentions and broker non-votes are not considered "votes cast" and, therefore, do not constitute a vote "FOR" Proposal 3. Abstentions effectively result in a vote "AGAINST" Proposal 3. Any broker non-votes would effectively be treated as a vote "AGAINST" Proposal 3.

Proposal 4:

•  If properly presented and if a quorum is present, a "1940 Act Majority Vote" of the outstanding voting securities of the Fund will decide Proposal 4.

•  A "1940 Act Majority Vote" of the outstanding voting securities of the Fund means the affirmative vote of the lesser of (a) 67% or more of the voting power of the voting securities of the Fund that are present at the Meeting or represented by proxy if holders of shares representing more than 50% of the voting power of the outstanding voting securities of the Fund are present or represented by proxy or (b) more than 50% of the voting power of the outstanding voting securities of the Fund.

•  Approval of Proposal 4 will occur only if a sufficient number of votes at the Meeting are cast "FOR" that proposal. Abstentions and broker non-votes are not considered "votes cast" and, therefore, do not constitute a vote "FOR" Proposal 4. Abstentions effectively result in a vote "AGAINST" Proposal 4. Any broker non-votes would effectively be treated as a vote "AGAINST" Proposal 4.

Important Notice Regarding the Availability of Proxy Materials

The proxy statement and related materials are available at http://materials.proxyvote.com.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with the Fund's charter, the Fund's Board of Directors is divided into three classes: Class I, Class II and Class III. At the Meeting, the holders of the Fund's common stock will be asked to elect two Class III Directors, each to hold office until the year 2012 Annual Meeting of Stockholders, or thereafter until his successor is duly elected and qualified. The terms of office of the remaining Class I and Class II Directors expire at the year 2010 and 2011 Annual Meetings of Stockholders, respectively, or thereafter until their respective successors are duly elected and qualified. The effect of these staggered terms is to limit the ability of other entities or persons to acquire control of the Fund by delaying the replacement of a majority of the Board of Directors.

The persons named in the proxy intend to vote at the Meeting (unless directed not to vote) "FOR" the election of the nominees named below. Each of the nominees is currently a member of the Fund's Board of Directors, has consented to be named in this proxy statement and has indicated that she or he will serve if elected. However, if any nominee should be unable to serve, the proxy will be voted for any other person determined by the persons named in the proxy in their discretion.

The following table provides information concerning the nominees for election as Directors of the Fund:

Name, Address and Age	Position(s) Held with the Fund	Length of Term Served	Principal Occupation(s) During Past 5 years	Number of Portfolios in Fund Complex* Overseen by Nominee (including the Fund)	Other Directorships Held by Nominee
Nominees to serve as Class III Directors until the 2012 Annual Meeting of Stockholders

NON-INTERESTED DIRECTOR NOMINEES

Carol L. Colman c/o Chairman of the Fund Legg Mason, Inc. 620 Eighth Avenue New York, NY 10018 Birth Year: 1946	Director and Member of Audit and Nominating Committees	Since 2004	President, Colman Consulting Co.	22	None

Daniel P. Cronin c/o Chairman of the Fund Legg Mason, Inc. 620 Eighth Avenue New York, NY 10018 Birth Year: 1946	Director and Member of Audit and Nominating Committees	Since 2004	Retired; formerly, Associate General Counsel, Pfizer, Inc.	22	None

The following table provides information concerning the remaining Directors of the Fund:

Name, Address and Age	Position(s) Held with the Fund	Length of Term Served	Principal Occupation(s) During Past 5 years	Number of Portfolios in Fund Complex* Overseen by Director (including the Fund)	Other Directorships Held by Director
Class I Directors serving until the 2010 Annual Meeting of Stockholders

NON-INTERESTED DIRECTORS

Paolo M. Cucchi c/o Chairman of the Fund Legg Mason, Inc. 620 Eighth Avenue New York, NY 10018 Birth Year: 1941	Director and Member of Audit and Nominating Committees	Since 2007	Vice President and Dean of College of Liberal Arts at Drew University	22	None

Dr. Riordan Roett c/o Chairman of the Fund Legg Mason, Inc. 620 Eighth Avenue New York, NY 10018 Birth Year: 1938	Director and Member of Audit and Nominating Committees	Since 2004	Professor and Director, Latin American Studies Program, Paul H. Nitze School of Advanced International Studies, The Johns Hopkins University	22	None

Jeswald W. Salacuse c/o Chairman of the Fund Legg Mason, Inc. 620 Eighth Avenue New York, NY 10018 Birth Year: 1938	Director and Member of Audit and Nominating Committees	Since 2004	Henry J. Braker Professor of Commercial Law and formerly Dean, The Fletcher School of Law & Diplomacy, Tufts University	22	Director of two registered investment companies advised by Blackstone Asia Advisors L.L.C. ("Blackstone Advisors")

Class II Directors serving until the 2011 Annual Meeting of Stockholders

NON-INTERESTED DIRECTORS

Leslie H. Gelb c/o Chairman of the Fund Legg Mason, Inc. 620 Eighth Avenue New York, NY 10018 Birth Year: 1937	Director and Member of Audit and Nominating Committees	Since 2000	President Emeritus and Senior Board Fellow, The Council on Foreign Relations; formerly, Columnist, Deputy Editorial Page Editor and Editor, Op-Ed Page, The New York Times	22	Director of two registered investment companies advised by Blackstone Advisors

William R. Hutchinson c/o Chairman of the Fund Legg Mason, Inc. 620 Eighth Avenue New York, NY 10018 Birth Year: 1942	Director and Member of Audit and Nominating Committees	Since 2004	President, W.R. Hutchinson & Associates Inc. (consulting); formerly, Group Vice President, Mergers and Acquisitions, BP Amoco p.l.c.	22	Associated Banc-Corp.

Name, Address and Age	Position(s) Held with the Fund	Length of Term Served	Principal Occupation(s) During Past 5 years	Number of Portfolios in Fund Complex* Overseen by Director (including the Fund)	Other Directorships Held by Director
INTERESTED DIRECTOR

R. Jay Gerken, CFA** Legg Mason, Inc. 620 Eighth Avenue, 49th Floor New York, NY 10018 Birth Year: 1951	Chairman, CEO, President and Director	Since 2004	Managing Director, Legg Mason & Co., LLC ("Legg Mason & Co."); Chairman of the Board and Trustee/Director of 164 funds associated with LMPFA and its affiliates; President, LMPFA (since 2006); Chairman, President and Chief Executive Officer of certain mutual funds associated with Legg Mason & Co. or its affiliates; formerly, Chairman, President and Chief Executive Officer, Travelers Investment Advisers Inc. (2002 to 2005).	148	Trustee, Consulting Group Capital Markets Fund (2002-2006)

*  The term "Fund Complex" means two or more registered investment companies that:

(a)  Hold themselves out to investors as related companies for purposes of investment and investor services; or

(b)  Have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other registered investment companies.

**  Mr. Gerken is an "interested person" as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), because he is an officer of LMPFA and certain of its affiliates.

Security Ownership of Management

The following table provides information concerning the dollar range of equity securities owned beneficially by each Director and nominee for election as Director as of December 31, 2007:

Name of Director/Nominee	Dollar Range(1) of Equity Securities in the Fund	Aggregate Dollar Range(1) of Equity Securities in all Funds Overseen by Director/Nominee in Family of Investment Companies(2)
NON-INTERESTED DIRECTORS/NOMINEES

Carol L. Colman	A	E

Daniel P. Cronin	E	E

Paolo M. Cucchi	A	C

Leslie H. Gelb	A	A

William R. Hutchinson	C	E

Dr. Riordan Roett	A	C

Jeswald W. Salacuse	A	C

INTERESTED DIRECTOR

R. Jay Gerken	C	E

(1)  The dollar ranges are as follows: "A" = None; "B" = $1-$10,000; "C" = $10,001-$50,000; "D" = $50,001-$100,000; "E" = Over $100,000.

(2)  The term "family of investment companies" means any two or more registered investment companies that share the same investment adviser or principal underwriter or hold themselves out to investors as related companies for purposes of investment and investor services.

At December 15, 2008, the nominees, Directors and officers of the Fund as a group beneficially owned less than 1% of the outstanding shares of the Fund's common stock.

No Director or nominee for election as Director who is not an "interested person" of the Fund as defined in the 1940 Act, nor any of their immediate family members, to the best of the Fund's knowledge, had any interest in the Fund's investment adviser or any person or entity (other than the Fund) directly or indirectly controlling, controlled by or under common control with Legg Mason as of December 31, 2007.

Director Compensation

Under the federal securities laws, and in connection with the Meeting, the Fund is required to provide to stockholders in connection with the Meeting information regarding compensation paid to the Directors by the Fund, as well as by the various other investment companies advised by LMPFA. The following table provides information concerning the compensation paid to each Director by the Fund during the fiscal year ended September 30, 2008 and the total compensation paid to each Director during the calendar year ended December 31, 2007. Certain of the Directors listed below are members of the Fund's Audit and Nominating Committees, as well as other committees of the boards of certain other investment companies advised by LMPFA. Accordingly, the amounts provided in the table include compensation for service on all such committees. The Fund does not provide any pension or retirement benefits to Directors. In addition, no remuneration was paid during the fiscal year ended September 30, 2008 by the Fund to Mr. Gerken, who is an "interested person" as defined in the 1940 Act.

Name of Director	Aggregate Compensation from the Fund for Fiscal Year Ended 09/30/08	Total Compensation from the Fund and Fund Complex(1) for Calendar Year Ended 12/31/07	Directorships(2)
Carol L. Colman	$4,400	$326,113	22
Daniel P. Cronin	$3,966	$192,450	22
Paolo M. Cucchi	$3,966	$174,250	22
Leslie H. Gelb	$4,132	$178,250	22
Willian R. Hutchinson	$4,405	$368,240	22
Dr. Riordan Roett	$4,132	$180,250	22
Jeswald W. Salacuse	$4,979	$187,250	22

(1)  "Fund Complex" means two or more Funds (a registrant or, where the registrant is a series company, a separate portfolio of the registrant) that hold themselves out to investors as related companies for purposes of investment and investor services or have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other Funds.

(2)  Each Director currently holds 22 investment company directorships.

Responsibilities of the Board of Directors

The Board of Directors is responsible for ensuring that the Fund is managed in the best interest of its stockholders. The Directors oversee the Fund's business by, among other things, meeting with the Fund's management and evaluating the performance of the Fund's service providers, including LMPFA, Western Asset, the custodian and the transfer agent. As part of this process, the Directors consult with the Fund's independent auditors and with their own separate independent counsel.

The Board of Directors has four regularly scheduled meetings each year, and additional meetings are scheduled as needed. In addition, the Board has an Audit Committee and a Nominating Committee that meet periodically and whose responsibilities are described below.

During the fiscal year ended September 30, 2008, the Board of Directors held four regular meetings and two special meetings. Each Director attended at least 75% of the aggregate number of meetings of the Board and the committees for which he or she was eligible. The Fund does not have a formal policy regarding attendance by Directors at annual meetings of stockholders. Mr. Gerken attended the Fund's 2008 Annual Meeting of Stockholders.

The Directors review the Fund's financial statements, performance and market price as well as the quality of the services being provided to the Fund. As part of this process, the Directors review the Fund's fees and expenses to determine if they are reasonable and competitive in light of the services being received and while also ensuring that the Fund continues to have access to high quality services in the future. Based on these reviews, the Directors periodically make suggestions to the Fund's management and monitor to ensure that responsive action is taken. The Directors also monitor potential conflicts of interest among the Fund, LMPFA, Western Asset and their affiliates and other funds and clients managed by LMPFA and Western Assest to ensure that the Fund is managed in a manner that is in the best interest of the Fund's stockholders.

Audit Committee

The Fund's Audit Committee is composed of all Directors who have been determined not to be "interested persons" of the Fund, LMPFA, Western Asset or their affiliates within the meaning of the 1940 Act, and who are "independent" as defined in the NYSE listing standards. Currently, the Audit Committee is composed of Ms. Colman, Messrs. Cronin, Cucchi, Gelb, Hutchinson and Salacuse and Dr. Roett. The principal functions of the Audit Committee are to (a) oversee the scope of the Fund's audit, the Fund's accounting and financial reporting policies and practices and its internal controls and enhance the quality and objectivity of the audit function;

(b) approve, and recommend to the Independent Board Members (as such term is defined in the Audit Committee Charter) for their ratification, the selection, appointment, retention or termination of the Fund's independent registered public accounting firm, as well as approving the compensation thereof; and (c) approve all audit and permissible non-audit services provided to the Fund and certain other persons by the Fund's independent registered public accounting firm. This Committee met five times during the fiscal year ended September 30, 2008. The Fund's Board of Directors adopted an amended Audit Committee Charter at a meeting held on November 17, 2006, a copy of which was filed as Annex A to the Proxy Statement dated December 19, 2007.

Nominating Committee

The Fund's Nominating Committee, the principal function of which is to select and nominate candidates for election as Directors of the Fund, is currently composed of Ms. Colman, Messrs. Cronin, Cucchi, Gelb, Hutchinson and Salacuse and Dr. Roett. Only Directors who are not "interested persons" of the Fund as defined in the 1940 Act and who are "independent" as defined in the NYSE listing standards are members of the Nominating Committee. The Nominating Committee may accept nominees recommended by stockholders as it deems appropriate. Stockholders who wish to recommend a nominee should send recommendations to the Fund's Secretary that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of Directors. A recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The Nominating Committee did not meet during the Fund's fiscal year ended September 30, 2008. The Fund's Board of Directors adopted a Nominating Committee Charter at a meeting held on January 20, 2004, a copy of which was filed as Annex B to the Proxy Statement dated December 19, 2007.

The Nominating Committee identifies potential nominees through its network of contacts, and may also engage, if it deems appropriate, a professional search firm. The Nominating Committee meets to discuss and consider such candidates' qualifications and then chooses a candidate by majority vote. The Nominating Committee does not have specific, minimum qualifications for nominees and has not established specific qualities or skills that it regards as necessary for one or more of the Fund's Directors to possess (other than any qualities or skills that may be required by applicable law, regulation or listing standard). However, as set forth in the Nominating Committee Charter, in evaluating a person as a potential nominee to serve as a Director of the Fund, the Nominating Committee may consider the following factors, among any others it may deem relevant:

• whether or not the person is an "interested person" as defined in the 1940 Act and whether the person is otherwise qualified under applicable laws and regulations to serve as a Director of the Fund;

• whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with Fund management, the investment manager of the Fund, Fund service providers or their affiliates;

• whether or not the person serves on boards of, or is otherwise affiliated with, competing financial service organizations or their related mutual fund complexes;

• whether or not the person is willing to serve, and willing and able to commit the time necessary for the performance of the duties of a Director of the Fund;

• the contribution which the person can make to the Board and the Fund (or, if the person has previously served as a Director of the Fund, the contribution which the person made to the Board during his or her previous term of service), with consideration being given to the person's business and professional experience, education and such other factors as the Committee may consider relevant;

• the character and integrity of the person; and

• whether or not the selection and nomination of the person would be consistent with the requirements of the Fund's retirement policies.

Officers

The Fund's executive officers are chosen each year at a regular meeting of the Board of Directors of the Fund, to hold office until their respective successors are duly elected and qualified. In addition to Mr. Gerken, the Fund's Chairman, CEO and President, the executive officers of the Fund currently are:

Name, Address and Age	Position(s) Held with Fund	Length of Time Served	Principal Occupation(s) During Past 5 Years
Kaprel Ozsolak Legg Mason & Co. 55 Water Street New York, NY 10041 Birth Year: 1965	Treasurer and Chief Financial Officer	Since 2007	Director of Legg Mason & Co.; Chief Financial Officer and Treasurer of certain mutual funds associated with Legg Mason; formerly, Controller of certain mutual funds associated with certain predecessor firms of Legg Mason (from 2002 to 2004).

Robert I. Frenkel Legg Mason & Co. 300 First Stamford Place Stamford, CT 06902 Birth Year: 1954	Secretary and Chief Legal Officer	Since 2004	Managing Director and General Counsel of Global Mutual Funds for Legg Mason & Co. and its predecessor (since 1994); Secretary and Chief Legal Officer of certain mutual funds associated with Legg Mason (since 2003); formerly, Secretary of Citi Fund Management (from 2001 to 2004).

Ted P. Becker Legg Mason & Co. 620 Eighth Avenue New York, NY 10018 Birth Year: 1951	Chief Compliance Officer	Since 2006	Director of Global Compliance at Legg Mason & Co. (since 2006); Managing Director of Compliance at Legg Mason & Co. (since 2005); Chief Compliance Officer with certain mutual funds associated with Legg Mason (since 2006); Managing Director of Compliance at Legg Mason & Co. or its predecessors (2002-2005); prior to 2002, Managing Director–Internal Audit & Risk Review at Citigroup Inc.

Thomas S. Mandia Legg Mason & Co. 300 First Stamford Place Stamford, CT 06902 Birth year: 1962	Assistant Secretary	Since 2006	Managing Director and Deputy General Counsel of Legg Mason & Co. (since 2005); Managing Director and Deputy General Counsel for Citigroup Asset Management (since 1992); Assistant Secretary of certain mutual funds associated with Legg Mason.

Name, Address and Age	Position(s) Held with Fund	Length of Time Served	Principal Occupation(s) During Past 5 Years
Steven Frank Legg Mason & Co. 55 Water Street New York, NY 10041 Birth year: 1967	Controller	Since 2005	Vice President of Legg Mason (since 2002); Controller of certain funds associated with Legg Mason or its predecessors (since 2005); formerly, Assistant Controller of certain mutual funds associated with Legg Mason predecessors (from 2001 to 2005).

Albert Laskaj Legg Mason & Co. 55 Water Street New York, NY 10041 Birth year: 1977	Controller	Since 2007	Controller of certain mutual funds associated with Legg Mason (Since 2007); formerly, Assistant Controller of certain mutual funds associated with Legg Mason (from 2005 to 2007); formerly, Accounting Manager of certain mutual funds associated with certain predecessor firms of Legg Mason (from 2003 to 2005).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 30(h) of the 1940 Act in combination require the Fund's Directors and principal officers, persons who own more than 10% of the Fund's common stock, and LMPFA and Western Asset and their respective directors and principal officers, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the NYSE. These persons and entities are required by SEC regulation to furnish the Fund with copies of all such forms they file. Based solely on a review of those forms furnished to the Fund, the Fund believes that for the fiscal year ended September 30, 2008, all relevant persons have complied with applicable filing requirements, with the exception of four Form 4 submissions relating to transactions in the Fund's shares by Stephen A. Walsh, which were inadvertently not filed in a timely manner and have since been filed. In addition, based upon filings made and available on the SEC's website, the Fund believes that Karpus Management, Inc. and certain persons affiliated therewith may not be in compliance with Section 16(a) of the Exchange Act or Section 30(h) of the 1940 Act.

Report of the Audit Committee

Pursuant to a meeting of the Audit Committee on November 24, 2008, the Audit Committee reports that it has (i) reviewed and discussed the Fund's audited financial statements with management; (ii) discussed with KPMG LLP ("KPMG"), the independent registered public accounting firm of the Fund, the matters required to be discussed by Statement on Auditing Standards No. 61; and (iii) previously received written confirmation from KPMG that it is independent and written disclosures regarding such independence as required by Independence Standards Board Standard No. 1, and discussed with KPMG the independent registered public accounting firm's independence.

Pursuant to the Audit Committee Charter adopted by the Fund's Board, the Audit Committee is responsible for conferring with the Fund's independent registered public accounting firm, reviewing annual financial statements and recommending the selection of the Fund's independent registered public accounting firm. The Audit Committee advises the full Board with respect to accounting, auditing and financial matters affecting the Fund. The independent registered public accounting firm is responsible for planning and carrying out the proper audits and reviews of the Fund's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are responsible for oversight. Moreover, the Audit Committee relies on and makes no independent verification of the facts presented to it or representations made by management or the independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles and policies, or internal controls and procedures, designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not provide assurance that the audit of the Fund's financial statements has been carried out in accordance with generally accepted accounting standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based on the review and discussions referred to in items (i) through (iii) above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Fund's annual report for the Fund's fiscal year ended September 30, 2008.

Submitted by the Audit Committee
of the Fund's Board of Directors

Carol L. Colman
Daniel P. Cronin
Paolo M. Cucchi
Leslie H. Gelb
William R. Hutchinson
Dr. Riordan Roett
Jeswald W. Salacuse
November 24, 2008

Board Recommendation and Required Vote

Directors are elected by a plurality of the votes cast by the holders of shares of the Fund's common stock present in person or represented by proxy at a meeting at which a quorum is present. For purposes of the election of Directors, abstentions will not be considered votes cast, and will not affect the plurality vote required for directors.

The Directors, including the Directors who are not "interested persons," unanimously recommend that the stockholders vote "FOR" each of the nominees for Director.

PROPOSAL 2: STOCKHOLDER PROPOSAL REGARDING OPEN-ENDING OR LIQUIDATING THE FUND

What is the Proposal?

Mr. Walter S. Baer, 344 S. Canyon View Drive, Los Angeles, California 90049, has notified the Fund that he is the beneficial owner of an unspecified number of shares in your Fund and that he intends to introduce the proposal set forth below at the meeting:

RESOLVED: The stockholders ask the Board of Directors to take the steps necessary to open-end or liquidate the Western Asset Variable Rate Strategic Fund, Inc. (GFY).

Mr. Baer has submitted the following statement in support of his proposal:

SUPPORTING STATEMENT: Shares of GFY have traded at an average discount of more than 10% below net asset value since Legg Mason acquired the fund in 2005. Moreover, GFY's performance has significantly lagged both its closed-end peers and its own benchmarks. Lipper ranks GFY dead last among its peer group over the past one-year and three-year periods.

Since other efforts to reduce the discount have not been effective, open-ending or liquidating GFY is the most direct way to give stockholders the opportunity to realize the full value of their investment.

The Fund has not determined whether Mr. Baer holds a significant number of shares in the Fund. The Fund believes that Mr. Baer has submitted similar proposals to other closed-end funds in the past.

STATEMENT OF OPPOSITION

What do the Directors recommend?

Your Board of Directors unanimously recommends that you vote "AGAINST" the stockholder proposal. The key reasons are:

•  Changing your Fund's structure in the midst of the current global financial crisis would mean selling your Fund's portfolio holdings at or near historic market lows. You should vote "AGAINST" the stockholder proposal if you do not want your Fund to sell portfolio holdings at depressed prices under current market conditions.

•  Your Fund's investment mandate of investing primarily in variable rate instruments is unique and makes meaningful comparison to funds in the Lipper Global Income Closed-End Funds Category (the "Lipper Peer Group") difficult at best and of limited value.

•  As a closed-end fund, your Fund has certain inherent advantages over the open-end structure, including the ability to manage assets in a more opportunistic manner.

•  Liquidation is a process that may not realize the value of your Fund's portfolio holdings, particularly under current market conditions.

Changing your Fund' structure in the midst of the current global financial crisis would mean selling your Fund's portfolio holdings at or near historic market lows. The magnitude of the current financial crisis is unprecedented, and the twelve months ended September 30, 2008, may be characterized as the worst financial crisis since the Great Depression. Markets have experienced extreme volatility. The crisis hit a fever pitch in September with Freddie Mac and Fannie Mae being forced into conservatorship, Lehman Brothers declaring bankruptcy, insurance giant AIG borrowing $85 billion from the Federal Reserve, Morgan Stanley and Goldman

Sachs applying for bank holding company status, Washington Mutual being seized by the FDIC, Wachovia being merged into Wells Fargo, and certain money market funds "breaking the buck." These events helped push Treasury yields to new lows and credit spreads to new highs, while also sharply depressing global equity market prices. A change in your Fund's structure under these conditions would mean selling portfolio holdings at depressed prices.

Your Fund's investment mandate of investing primarily in variable rate instruments is unique and comparisons to other funds are thus not meaningful. Your Fund's investment mandate of investing primarily in variable rate instruments (the "variable rate mandate") is unique in the industry. The Fund must invest at least 80% of its assets in variable rate instruments in order to comply with its investment mandate, whereas almost all the other funds in the Lipper Peer Group have longer duration and fixed rate mandates. When interest rates decline, the value of a fund invested in fixed rate obligations can be expected to rise. Conversely, when interest rates rise, the value of a fund invested in fixed rate obligations can be expected to decline. Thus, because the other funds in the Lipper Peer Group cited by the stockholder do not have a variable rate mandate, this has put your Fund at an inherent disadvantage during the past several years when a falling interest rate environment has generally exsisted. In the longer term, Western Asset believes that the Fund will have an advantage during periods of rising interest rates. In addition, most of the funds in the Lipper Peer Group have significant exposure to non-U.S. holdings, whereas your Fund only has approximately 10.5% in non-U.S. holdings. The smaller allocation to non-U.S. holdings is a strategic decision that Western Asset believes will benefit your Fund in the near and long-term. Further, the Lipper Peer Group includes a term trust whose term ended November 30, 2008. This skews relative performance and discounts as the term trust maintained cash-like investments during the financial crisis as it wound up its affairs.

As a closed-end fund, your Fund has certain inherent advantages over the open-end structure. The stockholder proposal seeks a fundamental change in the nature of your investment by converting your investment from a closed-end fund to an open-end fund. However, the stockholder proposal does not discuss the potential negative consequences of abandoning the closed-end structure. A closed-end fund is different from an open-end fund in meaningful ways, and investors often choose a closed-end fund for the very characteristics that distinguish it from an open-end fund.

•  Your Fund has the ability to always be fully invested. Since stockholders cannot redeem their shares every day as they would in an open-end fund, a closed-end fund permits fuller investment of capital because there is no need to keep large allocations in cash to meet potential redemptions. This benefit becomes more pronounced during times of economic crisis when a closed-end fund can manage its assets in a much more opportunistic manner. In contrast, an open-end fund during times of crisis must focus on liquidity management because it may be forced to sell portfolio securities at inopportune times in response to redemption requests.

•  Long-term stockholders of closed-end funds benefit from the cyclical nature of trading discounts by participating in dividend reinvestment plans such as that offered by your Fund. When the Fund's shares trade at a discount to net asset value, dividends owed to participants in the dividend reinvestment plan are used to purchase shares of the Fund on the open market at prevailing market prices. If the trading discount were to narrow in the future, participants in the dividend reinvestment plan have the potential to realize enhanced returns. (At times, such as when the Fund's shares are trading at a premium over net asset value, dividend reinvestments are made in newly issued shares at the higher of net asset value or 95% of market price.) Because open-end funds may not issue shares for less than full net asset value, if your Fund were to convert into an open-end fund, stockholders would no longer be able to reinvest their dividends at a price below net asset value.

•  Experience suggests that there are more redemptions in open-end funds near market bottoms, which often are good times to invest and not good times to sell portfolio securities at depressed prices. Conversely, new money tends to be invested in open-end funds near market peaks, which are generally not good times for funds to invest. These factors have a tendency to increase investment volatility. Closed-end funds like your Fund, on the other hand, are able to maintain their investment strategy during these peaks and troughs without their portfolio managers being forced to invest new money or liquidate portfolio holdings at times when sound investment practice could dictate otherwise and without generating unnecessary portfolio turnover and transaction costs.

Liquidation is a process that may not realize the value of your Fund's portfolio holdings. In the time it could take to properly liquidate the Fund, many market and/or economic events could occur that would result in a change in the value of the Fund's assets and net asset value per share, and in its stock price. In addition, the costs and expenses involved in liquidation would reduce the amount stockholders receive from the liquidation. Furthermore, the current global credit crisis and economic conditions in the United States make it an inopportune time in which to sell portfolio holdings. Western Asset has advised your Board of Directors that it believes, over time, the asset values of your Fund's portfolio holdings will increase.

In summary, your Board of Directors believes that there is an important continuing service to be provided to you and to the investing public by maintaining the operations of your Fund under its current structure. Liquidation to eliminate the discount or conversion to an open-end structure would be at the expense of stockholders who have invested in and wish to continue to invest in the Fund for the longer term.

WHAT IS THE REQUIRED VOTE AND WHAT WOULD HAPPEN IF PROPOSAL 2 PASSES?

If a quorum is present, a majority of the votes cast will decide Proposal 2. Proposal 2 is not a stockholder vote to approve converting the Fund to an open-end fund or liquidating the Fund, but rather it proposes that the stockholders ask the Directors to take action to effect such actions. If Proposal 2 passes at the Meeting, the Directors would continue to exercise their fiduciary duty to act in the interests of stockholders in investigating the details and potential benefits of the proposal transactions, but would not be obligated to recommend to stockholders that the Fund be converted to an open-end fund or liquidated. Neither a liquidation of the Fund nor the conversion into an open-end structure can occur without (i) the affirmative vote of 75% of the Fund's Board of Directors and (ii) the affirmative vote of 80% of the votes entitled to be cast thereon by stockholders of the Fund, provided however, that the foregoing vote shall not be required if the conversion or liquidation of the Fund is approved by (i) the affirmative vote of 75% of the Fund's continuing directors and (ii) a majority of the votes entitled to be cast thereon by stockholders of the Fund.

PROPOSAL 3: STOCKHOLDER PROPOSAL REGARDING A SELF-TENDER OFFER

What is the Proposal?

Opportunity Partners L.P., 60 Heritage Drive, Pleasantville, NY 10570, has notified the Fund that it is the beneficial owner of an unspecified number of shares in your Fund and that it intends to introduce the proposal set forth below at the meeting:

RESOLVED: Western Asset Variable Rate Strategic Fund (GFY) is requested to conduct a self-tender offer for all outstanding shares of the Fund at net asset value ("NAV"). If more than 50% of the Fund's outstanding shares are tendered, the tender offer should be cancelled and the Fund should be liquidated or merged into an open-ended mutual fund.

Opportunity Partners L.P. has submitted the following statement in support of its proposal:

SUPPORTING STATEMENT: Our Fund's shares have traded at a discount to NAV for more than three years. As of July 25, 2008, they were trading at a discount of 11% to NAV. We believe it would be appropriate to conduct a self-tender offer for all outstanding shares at NAV to afford stockholders an opportunity to full value for their shares. If a majority of the Fund's outstanding shares are tendered, that would demonstrate that there is insufficient stockholder support for continuing the Fund in its closed-end format. In that case, the tender offer should be cancelled and the Fund should be liquidated or merged into an open-ended fund.

The Fund believes that Opportunity Partners L.P. has submitted similar proposals to other closed-end funds in the past.

STATEMENT OF OPPOSITION

What do the Directors recommend?

Your Board of Directors unanimously recommends that you vote "AGAINST" the stockholder proposal. The key reasons are:

•  A tender offer would reduce your Fund's discount only during the period of the tender offer.

•  A tender offer would lead to a rise in the Fund's expense ratio and a decrease in the Fund's net income because the expenses of the Fund would be spread over a smaller amount of assets.

•  The cost of any tender offer would be borne by all stockholders, particularly those who view their investment in your Fund as a long-term investment and do not tender.

•  Merging with an open-end fund or liquidation is not in the best interest of the Fund.

A tender offer would reduce your Fund's discount only during the period of the tender offer; after completion of the tender offer, the discount would likely return to its prior level. The proposed tender offer at net asset value (a price higher than the current market value of your Fund) would likely cause a temporary increase in its market price. However, the likely beneficiaries of such an increase would only be the stockholders who tender, and long-term investors would see no benefit.

A tender offer would also lead to a rise in your Fund's expense ratio and a decrease in your Fund's net income because the expenses of your Fund would be spread over a smaller amount of assets. Moreover, your Fund would need to raise significant cash to pay for the tender either through a sale of its portfolio holdings or through borrowing. Borrowing incurs certain costs, including interest payable on the amount borrowed. Based on recent experience, the costs of borrowing are extremely high. Conversely, the sale of significant portions of the Fund's portfolio holdings in the current market environment would mean selling at unfavorable prices at or near a potential market bottom. The Fund could incur significant transaction costs in selling portfolio holdings to pay for tendered shares. These transaction costs, combined with holding less valuable securities, might further reduce the Fund's net asset value and, therefore, the amount payable to stockholders who tender their shares.

The cost of any tender offer would be borne by all stockholders, particularly those who view their investment in the Fund as a long-term investment and do not tender.

Merging with an open-end fund or liquidation is not in the best interest of your Fund. Due to your Fund's unique variable rate mandate, there is no guarantee that a suitable open-end fund could be found with comparable investment objectives and policies. Your Fund may be forced to sell significant portions of its portfolio holdings, potentially at depressed or even "fire sale" prices, in order to comply with the investment objectives and policies of the open-end fund. Your Fund and the open-end fund may have different Boards and your Board cannot unilaterally merge with the open-end fund. A merger would have to be approved by that Board. In addition, merging with an open-end fund is an undertaking that will involve considerable time and resources, including the cost of a proxy statement which must be prepared, printed and mailed to Fund stockholders, as well as solicitation, accounting, legal and other expenses.

Additionally, experience has shown that when closed-end funds are merged into open-end funds, some investors — often professional fund arbitrageurs and certain hedge funds — redeem their shares immediately, which reduces fund assets. Although redeeming stockholders would likely turn a quick profit, it would be at the expense of long-term stockholders who wish to remain in the surviving fund. Significant redemptions by stockholders with a short-term investment horizon would reduce the number of shares over which fixed costs of the fund are spread and would increase the portion of expenses that the remaining stockholders must bear.

Liquidation is a process that may not realize the value of your Fund's portfolio holdings. Liquidation is a lengthy process and your Board of Directors does not believe that liquidating your Fund is the best course of action in the current volatile market environment. Liquidation at this time would force the Fund to sell portfolio holdings at depressed prices, and possibly at a loss to you.

WHAT IS THE REQUIRED VOTE AND WHAT WOULD HAPPEN IF PROPOSAL 3 PASSES?

If a quorum is present, a majority of the votes cast will decide Proposal 3. Proposal 3 is not a stockholder vote to approve a tender offer, but rather it proposes that the stockholders ask the Directors to take action to effect such a tender. If Proposal 3 passes at the Meeting, the Directors would continue to exercise their fiduciary duty to act in the interests of stockholders in investigating the details and potential benefits of such a tender offer, but would not be obligated to recommend to stockholders that the Fund conduct a tender offer. A tender offer cannot occur without approval of a majority of the directors present at a meeting at which quorum is present.

PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING THE FUND'S INVESTMENT MANAGEMENT AGREEMENT AND SUBADVISORY AGREEMENT

What is the Proposal?

Karpus Management, Inc., d/b/a Karpus Investment Management, 183 Sully's Trail, Pittsford, New York 14534, has notified the Fund that it is the beneficial owner of an unspecified number of shares in your Fund and that it intends to introduce the proposal set forth below at the Meeting:

RESOLVED: The investment management agreement between the Fund and Legg Mason Partners Fund Advisor, LLC and the subadvisory agreement between the Fund and Western Asset Management Company shall be terminated.

Karpus Management, Inc. has submitted the following statement in support of its proposal:

SUPPORTING STATEMENT: In 2005, our Fund's investment manager asked for and received approval of a new management agreement and new sub-advisory agreement in conjunction with the transfer of Citigroup's asset management business. At that point in time, stockholders trusted the Fund and allowed for the transfer of management of a fund just over 1 year old.

Since the announcement of the approval of the new agreements (12/19/2005-07/31/2008) the Fund has traded at an average daily discount to net asset value of -11.01%. The discount on GFY has consistently been among the widest of all taxable closed-end bond funds. Indeed, the discount for comparable closed-end taxable bond funds for this time period was only -5.0%, placing our Fund's discount significantly wider than the average during this time period.

The market tends to place a fair price on an asset — in this case a share of a closed-end fund. Perhaps the explanation for why GFY has traded at such a persistently wide discount is that its NAV performance has been disappointing for a long period of time. From its inception (10/27/2004) through 7/31/2008, the NAV total return on our fund was 6.81%, which places the fund squarely in the bottom quartile as compared to other taxable closed end bond funds for this time period (as categorized by Thomas J. Herzfeld Advisors Inc). Based on market price, an investor who purchased GFY at the IPO would have experienced a loss of 6.71% through July 31, 2008. Furthermore, the fund has significantly underperformed its benchmarks as stated in its 3/31 filing. Since its inception, the Merrill Lynch Constant Maturity 3-Month LIBOR Index ("ML Benchmark") and the Lehman Brothers US Aggregate Index ("Lehman Benchmark") have returned 17.46% and 15.9%, respectively, through July 31, 2008. It seems clear that the poor performance of the Fund is directly responsible for the persistently wide discount.

In addition to historically poor performance, on a year-to-date basis, the Fund's recent net asset value and price performance have been especially poor. Specifically, GFY's total net asset value return was -7.99% through July 31, whereas the stated ML and Lehman benchmarks returned 2.25% and 1.04%, respectively. This most recent poor performance appears highly attributable to the Fund's holdings in mortgage related securities and provides further indications to us that the Fund's investment manager and sub-adviser must be terminated.

As closed-end fund stockholders, poor NAV performance combined with a wide discount to net asset value is the most harmful combination possible. To address these issues, we believe that a change to a new investment advisor and new sub-advisor is needed.

The Fund believes that Karpus Management, Inc. has submitted similar proposals to other closed-end funds in the past, including instances in which Karpus Management, Inc. has proposed itself as a successor investment adviser.

STATEMENT OF OPPOSITION

What do the Directors recommend?

Your Board of Directors unanimously recommends that you vote "AGAINST" the stockholder proposal. The key reasons are:

•  Your Fund's investment mandate of investing primarily in variable rate instruments is unique in the industry and makes comparisons with other funds, such as those described in the stockholder proposal, difficult at best and of limited value.

•  Your Board recently conducted its annual review of LMPFA and Western Asset and has determined that they should continue to manage the Fund.

•  Your Board believes that LMPFA and Western Asset should be permitted to manage your Fund over a complete business cycle. You should vote "AGAINST" the stockholder proposal if you want LMPFA and Western Asset to continue managing your Fund.

•  The stockholder proposal is incomplete.

Your Fund's investment mandate of investing primarily in variable rate instruments is unique in the industry and makes comparisons with other funds difficult. The Fund's variable rate mandate makes meaningful comparisons with the taxable closed-end bond funds as categorized by Thomas J. Herzfeld Advisors Inc. (the ("Herzfeld Group"), which do not have such a mandate, difficult. During an environment of rising interest rates from the Fund's inception through June 2006, the Fund outperformed the average of the Herzfeld Group on a net asset value basis by 10.63%. Further, since the Fund's inception through November 30, 2008, the Fund has outperformed the average of the Herzfeld Group on a net asset value basis by 1.70%. Moreover, deviations between the Fund's performance and both the Lehman and ML Benchmarks — positive and negative — may occur as a result of the particular strategies employed in managing the Fund's portfolio, including its short duration investments, which have been especially hard hit by interest rate and financial market conditions since 2006. The Fund's performance for the one- and three-year and since inception (October 27, 2004) periods through September 30, 2008 was -14.40%, -1.72% and 0.42%, respectively, on a net asset value basis, compared to the unmanaged ML Benchmark's return of 3.88%, 4.72% and 4.23% for the same periods.

Your Board recently conducted its annual review of LMPFA and Western Asset and has determined that they should continue to manage the Fund. The Fund's investment management agreement with LMPFA and subadvisory agreement with Western Asset continue in effect each year only if the Board of Directors (including a majority of the independent directors) votes to renew them. As part of this annual reconsideration, the independent directors have established a rigorous process to review not only investment performance, but the entire range of advisory and administrative services provided by LMPFA and Western Asset, from the cost and benefits of those services to the Fund to LMPFA and Western Asset's profitability from their relationships to the Fund. The Board of Directors completed its most recent review of the advisory contracts in November 2008 and has determined that LMPFA and Western Asset should continue to manage the Fund.

LMPFA and Western Asset should be permitted to manage your Fund over a complete business cycle. LMPFA and Western Asset have managed the Fund since late 2005, and have not yet completed one full business cycle. As you know, the magnitude of the current financial crisis is unprecedented and markets have been experiencing extreme periods of volatility. Your Board does not believe that the Fund's investment advisory agreements with LMPFA and Western Asset should be terminated on the basis of the Fund's performance under these circumstances.

The stockholder proposal is incomplete. Your Fund's Board also opposes the stockholder proposal because it offers no viable alternative if LMPFA and Western Asset are removed as your Fund's investment manager and subadviser, raising the possibility that your Fund could eventually be orphaned without any manager at all. If the stockholder proposal is approved, your Fund's Board would, of course, use its best efforts to search for a replacement manager and subadviser willing and able to manage the Fund. The 1940 Act provides a mechanism for the Fund's Board to retain LMPFA and Western Asset for an additional 150 days following the termination. There is no guarantee, however, that the Fund's Board would be able to find and retain a qualified investment manager and subadviser that would agree to assume the management of your Fund for a reasonable cost and obtain shareholder approval of the new manager during this time period. If a new manager is not approved within this time period, your Fund will have no investment manager, making it impossible for your Fund to carry out any portfolio management, research or trading. In that event, your Fund's investment program would be completely paralyzed.

In addition, the stockholder proposal ignores the significant expenses that the Fund and its stockholders could incur in replacing LMPFA and Western Asset. Changing investment managers is costly and disruptive, and there is no guarantee that a new investment manager or subadviser would reduce or eliminate the discount. The Board would have to conduct a search for suitable replacements, after which the Board would have to seek stockholder approval of the new investment management agreement and subadvisory agreement, a process which would force the Fund to incur substantial additional costs and create substantial uncertainty. This may, in turn, lead to the Fund trading at a wider discount to its net asset value. Your Fund may also be forced to pay higher advisory fees to attract a replacement manager and subadviser that are qualified and willing to manage the Fund. Assuming that suitable replacements could be identified and stockholder approval obtained, the change would still require a period of time for the new manager and subadviser to evaluate the Fund's portfolio and become accustomed to managing the Fund and running its daily investment and business activities. If the Fund were to retain a new investment manager and a new subadviser, the new manager and subadviser may want to restructure the investment portfolio, which would involve costs and potentially adverse tax consequences to stockholders.

The market for fixed-income securities, and particularly mortage-related securities, has recently been under considerable pressure. Interest rates have been cut several times over the past year. The Fund may, however, be well positioned when the interest rate environment is more advantageous. Your Board does not believe this is the time to engage in a potential restructuring of the portfolio that is likely to occur with a new manager or subadviser.

WHAT IS THE REQUIRED VOTE AND WHAT WOULD HAPPEN IF PROPOSAL 4 PASSES?

If a quorum is present, a 1940 Act Majority Vote will decide Proposal 4. Proposal 4 is a stockholder vote to approve the termination of the investment management agreement and subadvisory agreement. If Proposal 4 passes at the Meeting, no subsequent approval by the Board of Directors would be necessary.

ADDITIONAL INFORMATION

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees. The aggregate fees billed in the last two fiscal years ended September 30, 2007 and September 30, 2008 for professional services rendered by KPMG for the audit of the Fund's annual financial statements, or services that are normally provided in connection with the statutory and regulatory filings or engagements in those fiscal years were $56,500 and $59,500, respectively.

Audit Related Fees. The aggregate fees billed by KPMG for assurance and related services that are reasonably related to the performance of the audit of the Fund's financial statements, other than the Audit Fees described above, for the fiscal years ended September 30, 2007 and September 30, 2008 were $0 and $0, respectively.

In addition, there were no Audit Related Fees billed in the fiscal years ended September 30, 2007 and September 30, 2008 for assurance and related services by KPMG to LMPFA and any entity controlling, controlled by or under common control with LMPFA that provides ongoing services to the Fund (LMPFA and such other entities together, the "Service Affiliates"), that were reasonably related to the performance of the annual audit of the Service Affiliates. Accordingly, there were no such fees that required pre-approval by the Audit Committee for the fiscal years ended September 30, 2007 and September 30, 2008 (prior to May 6, 2003, such services provided were not subject to pre-approval requirements).

Tax Fees. The aggregate fees billed for professional services rendered by KPMG for tax compliance, tax advice and tax planning for the fiscal years ended September 30, 2007 and September 30, 2008 were $5,150 and $2,650, respectively. These services consisted of review or preparation of U.S. federal, state, local and excise tax returns; U.S. federal, state and local tax planning, advice and assistance regarding statutory, regulatory or administrative developments; and tax advice regarding tax qualification matters and/or treatment of various financial instruments held or proposed to be acquired or held.

There were no fees billed for tax services by KPMG to the Service Affiliates for the fiscal years ended September 30, 2007 and September 30, 2008 that were required to be approved by the Fund's Audit Committee.

All Other Fees. There were no other fees billed for other non-audit services rendered by KPMG to the Fund for the fiscal years ended September 30, 2007 and September 30, 2008.

There were no other non-audit services rendered by KPMG to the Service Affiliates in the fiscal years ended September 30, 2007 and September 30, 2008.

Generally, the Audit Committee must approve (a) all audit and permissible non-audit services to be provided to the Fund and (b) all permissible non-audit services to be provided to the Service Affiliates that relate directly to the operations and financial reporting of the Fund. The Audit Committee may implement policies and procedures by which such services are approved other than by the full Committee but has not yet done so.

For the Fund, the percentage of fees that were approved by the Audit Committee, with respect to: Audit Related Fees were 100% and 0% for the fiscal years ended September 30, 2007 and September 30, 2008; Tax Fees were 100% and 0% for the fiscal years ended September 30, 2007 and September 30, 2008; and for Other Fees paid were 100% and 0% for the fiscal years ended September 30, 2007 and September 30, 2008.

The Audit Committee shall not approve non-audit services that the Committee believes may impair the independence of the independent registered public accounting firm. As of the date of the approval of the Audit Committee Charter, permissible non-audit services include any professional services (including tax services), that are not prohibited services as described below, provided to the Fund by the independent registered public accounting firm, other than those provided to the Fund in connection with an audit or a review of the financial statements of the Fund. Permissible non-audit services may not include: (i) bookkeeping or other services related to the accounting records or financial statements of the Fund; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (iv) actuarial services (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Pre-approval by the Audit Committee of any permissible non-audit services is not required so long as: (i) the aggregate amount of all such permissible non-audit services provided to the Fund and the Service Affiliates constitutes not more than 5% of the total amount of revenues paid to the Fund's independent registered public accounting firm during the fiscal year in which the permissible non-audit services are provided to (a) the Fund, (b) LMPFA and (c) any entity controlling, controlled by or under common control with LMPFA that provides ongoing services to the Fund during the fiscal year in which the services are provided that would have to be approved by the Committee; (ii) the permissible non-audit services were not recognized by the Fund at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee (or its delegate(s)) prior to the completion of the audit.

The aggregate non-audit fees billed by KPMG for services rendered to the Fund and Service Affiliates for the fiscal years ended September 30, 2007 and September 30, 2008 were $0 and $0, respectively.

The Audit Committee has considered whether the provision of non-audit services to the Service Affiliates that were not pre-approved by the Audit Committee (because they did not require pre-approval) is compatible with maintaining KPMG's independence. All services provided by KPMG to the Fund or to the Service Affiliates that were required to be approved by the Audit Committee were pre-approved.

A representative of KPMG, if requested by any stockholder, will be present via telephone at the Meeting to respond to appropriate questions from stockholders and will have an opportunity to make a statement if he or she chooses to do so.

5% Beneficial Ownership

At December 15, 2008, to the knowledge of management, the registered stockholders who owned of record or owned beneficially more than 5% of the Fund's capital stock outstanding is noted in the table below. As of the close of business on December 15, 2008, Cede & Co., a nominee for participants in the Depository Trust Company, held of record 8,322,420 shares, equal to approximately 99% of the Fund's outstanding shares, including the shares shown below.

Percent		Name	Address
20.74	%(1)	Sit Investment Associates, Inc.	300 IDS Center 80 South Eighth Street Minneapolis, MN 55402
10.76	%(2)	Karpus Management, Inc., d/b/a Karpus Investment Management	183 Sully's Trail Pittsford, NY 14534
7.77	%(3)	Private Management Group, Inc.	20 Corporate Park, Suite 400 Irvine, CA 92606

(1)  Based upon information obtained from Schedule 13G/A filed with SEC on October 3, 2008.

(2)  Based upon information obtained from Schedule 13D/A filed with SEC on November 26, 2008.

(3)  Based upon information obtained from Schedule 13GA filed with SEC on January 24, 2008.

Stockholder Proposals and Other Stockholder Communications

All proposals by stockholders of the Fund that are intended to be presented at the 2010 Annual Meeting of Stockholders must be received by the Fund for inclusion in the Fund's proxy statement and proxy relating to that meeting no later than September 8, 2009. Any stockholder who desires to bring a proposal at the 2010 Annual Meeting of Stockholders without including such proposal in the Fund's proxy statement must deliver written notice thereof to the Secretary of the Fund (addressed to c/o Legg Mason, 300 First Stamford Place, 2nd Floor, Stamford, CT 06902) during the period from November 22, 2009 to December 22, 2009. However, if the Fund's 2010 Annual Meeting of Stockholders is held earlier than January 21, 2010 or later than March 22, 2010, such written notice must be delivered to the Secretary of the Fund no earlier than 90 days before the date of the 2010 Annual Meeting of Stockholders and no later than the later of 60 days prior to the date of the 2010 Annual Meeting of Stockholders or 10 days following the public announcement of the date of the 2010 Annual Meeting of Stockholders. Stockholder proposals are subject to certain regulations under the federal securities laws.

The Fund's Audit Committee has also established guidelines and procedures regarding the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (collectively, "Accounting Matters"). Persons with complaints or concerns regarding Accounting Matters may submit their complaints to the Fund's Chief Compliance Officer ("CCO"). Persons who are uncomfortable submitting complaints to the CCO, including complaints involving the CCO, may submit complaints directly to the Fund's Audit Committee Chair (together with the CCO, "Complaint Officers"). Complaints may by submitted on an anonymous basis.

The CCO may be contacted at:

Legg Mason
Compliance Department
620 Eighth Avenue, 49th Floor
New York, NY 10022

Complaints may also be submitted by telephone at 800-742-5274. Complaints submitted through this number will be received by the CCO.

The Fund's Audit Committee Chair may be contacted at:

Western Asset Variable Rate Strategic Fund Inc.
Audit Committee Chair
c/o Robert K. Fulton, Esq.
Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103

Any stockholder who wishes to send any other communications to the Board of Directors should also deliver such communications to the Secretary of the Fund at the address listed above. The Secretary is responsible for determining, in consultation with other officers of the Fund, counsel and other advisers as appropriate, which stockholder communications will be relayed to the Board.

Expenses of Proxy Solicitation

The costs of preparing, assembling and mailing material in connection with this solicitation of proxies will be borne by the Fund. These costs are estimated to be approximately $14,000. Proxies may also be solicited in-person, by telephone or by use of the mails by officers of the Fund, by regular employees of LMPFA, Western Asset or their affiliates or by other representatives of the Fund. Brokerage houses, banks and other fiduciaries may be requested to forward proxy solicitation material to their principals to obtain authorization for the execution of proxies, and will be reimbursed by the Fund for such out-of-pocket expenses. In addition, the Fund has retained Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, a proxy solicitation firm, to assist in the solicitation of proxies. It is anticipated that Georgeson Inc. will be paid approximately $6,500 for such solicitation services (including reimbursements of out-of-pocket expenses), which costs are to be borne by LMPFA. Georgeson Inc. may solicit proxies personally and by telephone.

Other Business

The Board of Directors of the Fund does not know of any other matter that may come before the Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the proxy to vote the proxies in their discretion.

January 6, 2009

Proxy – Western Asset Variable Rate Strategic Fund Inc.

Annual Meeting of Stockholders – February 20, 2009

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned shareholder of Western Asset Variable Rate Strategic Fund Inc., a Maryland corporation (the “Company”), hereby appoints R. Jay Gerken and William J. Renahan, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on February 20, 2009 at 3:00 p.m., Eastern Standard Time, on the 49th Floor of 620 Eighth Avenue, New York, New York, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement (the terms of each of which are incorporated by reference herein) and revokes any proxy heretofore given with respect to such Meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse hereof. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the listed nominees for director and “AGAINST” Proposals 2, 3 and 4. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. Please date and sign this proxy on the reverse side and return it in the enclosed envelope to: Georgeson Inc., Wall Street Station, PO Box 1102, New York, NY 10269-0667.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

  Mark your votes as shown in this example. ☒

The Board of Directors recommends a vote FOR the listed nominees in proposal 1 and AGAINST proposals 2, 3 and 4.

1.	To elect as directors:	FOR all	WITHHOLD		FOR	AGAINST	ABSTAIN
		nominees	AUTHORITY to
	01 – Carol L. Colman	listed (except	vote for all	2. A stockholder proposal	☐	☐	☐
	02 – Daniel P. Cronin	as indicated)	nominees listed	regarding open-ending or
			to the left	liquidating the Fund

		☐	☐	3. A stockholder proposal regarding	FOR	AGAINST	ABSTAIN
a self-tender offer
					☐	☐	☐
If you wish to withhold authority to vote of any individual
	nominee, mark the “FOR” all nominees box and strike a line			4. A stockholder proposal regarding	FOR	AGAINST	ABSTAIN
	through that nominee’s name above.			the Fund’s investment management
				agreement and subadvisory	☐	☐	☐
agreement

5. To vote and otherwise represent the undersigned on any other matter that may properly come before the Meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

Dated

Signature(s)

Signature(s)

Title or Authority

Please sign exactly as name(s) appears hereon. If shares are held by an individual, sign your name exactly as it appears on this card. If shares are held jointly, either party may sign, but the name of the party signing should conform exactly to the name shown on this proxy card. If shares are held by a corporation, partnership or similar account, the name and capacity of the individual signing the proxy card should be indicated unless it is reflected in the form of registration. For example: “ABC Corp., John Doe, Treasurer”